UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) June 24, 2013

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)
Commission File Number: 0-49629

DE	33-0933072
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
25242 Arctic Ocean Drive, Lake Forest, CA 92630
(Address of Principal Executive Offices, Including Zip Code)
(949) 399-4500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
The disclosure under Item 5.02 related to the termination of the Former Employment Agreements is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 24, 2013, W. Brian Olson, the Company’s President and Chief Executive Officer, Bradley J. Timon, the Company’s Chief Financial Officer and Treasurer, and Kenneth R. Lombardo, the Company’s Vice President – Legal, General Counsel and Corporate Secretary, each voluntarily agreed to revise the terms of their employment. In connection therewith, each of Messrs. Olson, Timon and Lombardo entered into new employment agreements with the Company (each, an “Employment Agreement” and collectively, the “Employment Agreements”). Except as otherwise noted below, the terms of each Employment Agreement are the same in all material respects. Concurrent with the execution of the Employment Agreements, the employment agreements previously in effect for each of Messrs. Olson, Timon and Lombardo (collectively, the “Former Employment Agreements”) were terminated.
The materials terms of each Employment Agreement are as follows:
Term: The term of employment is three years (the “Initial Term”) with automatic one year renewals (each, a “Renewal Term”) unless either party provides the other with at least six months prior written notice of nonrenewal of the Initial Term or the then applicable Renewal Term. The term of employment can generally be terminated by the Company at any time and for any reason or by the employee with 30 days prior written notice. Under the Former Employment Agreements, the term of employment was indefinite.
Base Salary: Messrs. Olson, Timon and Lombardo will receive an annual base salary of $400,000, $250,000 and $245,000, respectively, which is subject to increase at any time at the discretion of the Company’s Board of Directors. The annual base salary for Mr. Olson and Mr. Lombardo represents a voluntary reduction of $50,000 and $15,000, respectively. Mr. Timon’s base pay was increased from $192,400 to $250,000 to reflect his promotion in May 2012 to Chief Financial Officer.
Benefits: During the term of employment, Messrs. Olson, Timon and Lombardo are entitled to the following benefits: (a) the same fringe benefits that the Company generally makes available to its employees, which currently include medical insurance and participation in our 401(k), and (b) the following supplemental benefits, which the Company can amend, add to or terminate upon sixty day notice: (i) a Company paid term life policy with a face value of $1.0 million, (ii) supplemental long-term disability insurance coverage, (iii) four weeks of paid vacation annually, (iv) a monthly auto allowance, (v) participation in a performance based cash bonus plan that will be adopted by the Company’s Compensation Committee pursuant to which he will be eligible to receive a cash bonus equal to a percentage of his base salary - 100% in the case of Mr. Olson, 50% in the case of Mr. Timon and 35% in the case of Mr. Lombardo - if the Company achieves specified performance targets established annually by the Company’s Compensation Committee, and (vi) long-term incentive awards, such as stock options and restricted stock, under the Company’s stock incentive plan granted at the discretion of the Company’s Compensation Committee.
Severance Benefits: Subject to the conditions and other limitations set forth in the Employment Agreement including, without limitation, compliance with certain post-termination restrictive covenants, in the event employment is terminated by the Company without cause, the Employment Agreement provides for severance benefits equal to salary continuation for a period of twelve months unless such termination occurs on or before June 1, 2014, in which case the salary continuation period would be eighteen months. If a termination of employment without cause occurs within twelve months following a Change in Control (as defined in the Employment Agreements), then the severance period would be twenty-four months. Under the Former Employment Agreements, upon a termination by the Company for any reason other than cause, Messrs. Olson, Timon and Lombardo, were entitled to: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code, as amended .
The Employment Agreement for each of Mr. Olson, Mr. Timon and Mr. Lombardo is filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Employment Agreement for Mr. Olson, Mr. Timon and Mr. Lombardo is qualified in its entirety by reference to Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively.

Also on June 24, 2013, David M. Mazaika, the Company’s Executive Director of Strategic Development, agreed to voluntarily reduce his annual base salary from $250,000 to $225,000.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated June 24, 2013, between the Quantum Fuel Systems Technologies Worldwide, Inc. and W. Brian Olson.
10.2	Employment Agreement, dated June 24, 2013, between the Quantum Fuel Systems Technologies Worldwide, Inc. and Bradley J. Timon.
10.3	Employment Agreement, dated June 24, 2013, between the Quantum Fuel Systems Technologies Worldwide, Inc. and Kenneth R. Lombardo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

June 28, 2013	By:	/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated June 24, 2013, between the Quantum Fuel Systems Technologies Worldwide, Inc. and W. Brian Olson.
10.2	Employment Agreement, dated June 24, 2013, between the Quantum Fuel Systems Technologies Worldwide, Inc. and Bradley J. Timon.
10.3	Employment Agreement, dated June 24, 2013, between the Quantum Fuel Systems Technologies Worldwide, Inc. and Kenneth R. Lombardo.

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